Exhibit 10.7

Cooperation Agreement

Party A: Beijing Netease Youdao Computer System Co., Ltd. (北京网易有道计算机系统有限公司)

Address: Room 207, Building No.3, Garden No.1, Zhongguancun East Road, Haidian District, Beijing

Party B: Netease Youdao Information Technology (Beijing) Co., Ltd. (网易有道信息技术(北京)有限公司 )

Address: Room 206, Building No.3, Qinghua Technology Garden, No.1 Zhongguancun East Road, Haidian District, Beijing

WHEREAS:

1.	Party A is a company registered at Beijing under the laws of the People’s Republic of China, mainly engaging in the business of advertising agency and release and Internet information service.

2.

Party B is a company registered at Beijing under the laws of the People’s Republic of China, mainly engaging in development and manufacturing of computer software and hardware, system integration, and provision of technical consultation, technical training and technical services.

THEREFORE, it is agreed below on the basis of mutual negotiations between Party A and Party B:

1.	Contents of Cooperation

1.1	Contents of Cooperation Provided by Party A

Party A has the Value-added Telecommunications Service Business License of the website of Youdao and may engage in the business of Internet information service as permitted by Beijing Communications Administration. In addition, Party A may engage in the business of advertising agency and release as permitted by Beijing Administration for Industry and Commerce.

1.2	Contents of Cooperation Provided by Party B

Party B will provide to Party A, according to this Agreement, the services including but not limited to the following:

1.2.1

Research and development of computer software (including but not limited to software related to Internet advertising production, release, monitoring and management), and provision of technical support and maintenance services in connection with the operation of computer software;

1.2.2	Services related to the design, development, update and upgrade of the advertising release platforms.

1.2.3	Internet technical service, including but not limited to, the maintenance of servers, and the development, update and upgrade of the relevant application software.

2.	Cooperation Methods of Services

2.1

Party B shall pay the relevant costs regarding the services described in Section 1 above, including but not limited to, remunerations for the research and development personnel, equipment lease fee and other relevant expenses.

2.2	Both Party A and Party B agree that Party A shall collect the service revenue from the customers which shall be then distributed as per the method set forth in Section 3 below.

2.3

Party B agrees that Party A may cooperate with any third party it chooses, to jointly provide services to Internet network customers and that the Distributable Revenue arising out of the foregoing cooperation shall be distributed as provided in Section 3 below.

3.	Distribution of Service Revenue; Method of Payment

Both Party A and Party B agree that the services revenue hereunder shall be distributed as per the following calculation formula:

3.1	Calculation of the Distributable Revenue

Both Party A and Party B agree that the monthly Internet information service revenue and network advertising service revenue obtained by Party A from the customers with deduction of the Party A’s current-period payable turnover tax (e.g., the business tax and its surcharges; hereinafter, the “Payable Turnover Tax”), the costs and expenses in connection with Party A’s operation of Internet information service and network advertising service (exclusive of the amounts distributed to Party B and the Group’s other cooperation companies) and the Profit Retainable by Party A shall be the Distributable Revenue, which will serve as the basis for distribution among Party A, Party B and the Group’s other cooperation companies. The formula for calculation of the Distributable Revenue is below:

The Distributable Revenue (exclusive of value added taxes) = The Service revenue (exclusive of value added taxes) - The Payable Turnover Tax (exclusive of value added taxes) - The costs and expenses in connection with Party A’s Party A’s operation of Internet information service and network advertising service - The Profit Retainable by Party A.

In case the Payable Turnover Tax in connection with the foregoing services is adjusted due to adjustment of the governmental policy, both parties hereto may negotiate and determine a new distribution method through a written amendment hereto.

3.2	Profit Retainable by Party A

Both Party A and Party B agree that the formula for calculation of the Profit Retainable by Party A is below:

The Profit Retainable by Party A = 5% of the aggregate of the actual costs and expenses in connection with Party A’s Party A’s operation of Internet information service and network advertising service (exclusive of the amounts distributed to Party B and the Group’s other cooperation companies).

3.3	Calculation formula of the amount distributable to Party B

The amount distributable to Party B (exclusive of value added taxes) = The Distributable Revenue - The amount distributable by Party A to the Group’s other cooperation companies.

3.4

On account that there may be large fluctuations among different months of each quarter in connection with Party A’s revenue and that the Distributable Revenue of certain months may be calculated to be negative, thus both Party A and Party B agree that the settlement shall be made on a quarterly basis and that in the last month of each quarter, Party A shall add the amounts of the Distributable Revenue of such quarter respectively calculated on the monthly basis as per Paragraphs 3.1 through 3.3 to be then distributed together to Party B.

3.5	Method of Payment

Within one (1) month following the settlement of each quarter, Party A shall pay the amount of the immediately preceding quarter distributable to Party B to Party B’s account below by bank transfer:

Party B’s account information

Bank of Deposit: Beijing Jianguomenwai Outside Street Branch, China Construction Bank

Account Name: Netease Youdao Information Technology (Beijing) Co., Ltd. (网易有道信息技术(北京)有限公司 )

Account Number: ********************

4.	Intellectual Property Rights and Confidentiality

4.1

The rights, titles, ownerships and interests in, to and of any and all intellectual properties arising out of the performance by Party B of this Agreement shall belong to Party B exclusively, including but not limited to, the copyrights, patents, know-how, trade secrets.

4.2

With the right-holders’ written declaration of consent,, Party A may accept as the assignee the rights, titles, ownerships and interests in, to and of any and all intellectual properties arising out of the performance by Party B of this Agreement, with the method of assignment to be separately negotiated and determined by the parties hereto.

4.3

Party B agrees that it will use its reasonable and best efforts to protect and keep confidential partial or all of Party A’s information that is marked as “Confidential” or known by Party B as confidential information (“Confidential Information”). Unless agreed by Party A in writing in advance, Party B shall not disclose, provide or transfer, to any third party any of such Confidential Information. Upon expiry or termination of this Agreement, Party B shall return to the owner(s) of the Confidential Information as requested by Party A, or destroy on its own, any and all documents, materials and/or software containing the Confidential Information, and shall delete any and all Confidential Information in all electronic devices owned by Party B and shall not use any of such Confidential Information any longer.

4.4	Upon expiry or termination of this Agreement, Section 4.1 through Section 4.3 shall survive.

5.	Representations and Warranties

5.1	Party A hereby represents and warrants below:

5.1.1	Party A is a company lawfully registered at Beijing, and lawfully existing, under the laws of the People’s Republic of China.

5.1.2	Party A has all the rights, powers, authorities and capabilities, and all the consents and approvals, necessary for execution, delivery and performance of this Agreement.

5.1.3	This Agreement shall be lawful, effective and binding upon it after being signed and may be enforced against it pursuant to its terms.

5.2	Party B hereby represents and warrants below:

5.2.1	Party B is a company lawfully registered at Beijing, and lawfully existing, under the laws of the People’s Republic of China.

5.2.2	Party B has all the rights, powers, authorities and capabilities, and all the consents and approvals, necessary for execution, delivery and performance of this Agreement.

5.2.3	This Agreement shall be lawful, effective and binding upon it after being signed and may be enforced against it pursuant to its terms.

6.	Effect; Term of Cooperation

This Agreement shall take effect as of the date of July 1, 2015, and will continue to be effective unless earlier terminated pursuant to this Agreement.

7.	Termination

7.1

Under the condition that rights and remedies entitled to the party claiming termination hereof are not damaged under the laws or for other reasons, either party may immediately terminate this Agreement by issuing a notice to the other party that materially violates this Agreement and fails to make remedies within thirty (30) days after its receipt of a notice regarding the occurrence, and existence, of such violation. During the effective term of this Agreement, either party may terminate this Agreement by issuing a written notice to the other party thirty (30) days in advance.

7.2	Section 4 will survive after the expiry or termination of this Agreement.

8.	Force Majeure

8.1

A Force Majeure Event shall refer to any event that is out of control of either party hereto and cannot be avoided with due care of the affected party, including but not limited to, governmental acts, natural force, fires, explosions, storms, floods, earthquakes, tides, lightning or wars. However, insufficiency in credit, funds or financing shall not be deemed to be an Force Majeure Event. The party that is affected by a Force Majeure Event and seeks to exempt from the performance of its obligations hereunder shall notify such event to the other party as soon as practical.

8.2

In the event that either party’s performance of this Agreement is delayed or prevented by a Force Majeure Event, either party t shall not be held liable for the other party’s loss, increased expenses or damages arising out of or in connection with such party’s delay or failure in performance of this Agreement due to the Force Majeure Event, which shall not be deemed to be a default under this Agreement. However, the party asserting the occurrence of a Force Majeure Event shall use its reasonable efforts to reduce or eliminate the influences from the Force Majeure Event. Once the Force Majeure Event is eliminated, the parties affected by the Force Majeure Event agree to use their best efforts to restore the performance of this Agreement.

9.	Governing Law

The validity, interpretation and performance shall be governed by the laws of the People’s Republic of China.

10. Notice

Any notice or other communication sent pursuant to the provisions of this Agreement shall be made in Chinese and English, and shall be sent to the following address of the corresponding party or parties by personal delivery, registered airmail, airmail with postage prepaid, or recognized express service or facsimile (if sent by facsimile, the facsimile shall be accompanied by sending of a photocopy of the document to be sent).

Party A: Beijing Netease Youdao Computer System Co., Ltd. (北京网易有道计算机系统有限公司)

Room 207, Building No.3, Garden No.1, Zhongguancun East Road, Haidian District, Beijing

Party B: Netease Youdao Information Technology (Beijing) Co., Ltd. (网易有道信息技术(北京 )有限公司)

Address: Room 206, Building No.3, Qinghua Technology Garden, No.1 Zhongguancun East Road, Haidian District, Beijing

11.	Assignment

11.1	Neither party may transfer any of its rights or obligations hereunder to any third party unless agreed by the other party in advance.

11.2

Party A hereby agrees that Party B may decide at its own discretion to transfer any of its rights or obligations hereunder to any third party and Party B only need to send a written notice to Party A regarding such assignment, without seeking consent from Party A regarding such assignment.

12.	Severability

In case any provision hereof is held to be invalid, illegal or unenforceable due to any law, such provision shall be invalid only within that jurisdiction, shall not affect the validity of the other provisions hereof within that jurisdiction, and shall not result in invalidity, illegality or unenforceability of such provision or other provisions under any other jurisdictions.

13.	Amendment

This Agreement may be amended or supplemented through a written agreement by Party A and Party B. The amendment(s) or supplement agreement hereto properly signed by the parties hereto shall form part of this Agreement and shall have same legal force with this Agreement.

14.	Miscellaneous

This Agreement is made in four (4) copies, two (2) for each party.

[The remainder of this page is intentionally left blank.]

Party A: Beijing Netease Youdao Computer System Co., Ltd. (北京网易有道计算机系统有限公司)

Authorized Representative: /s/ Lei Ding

/s/ Seal of Beijing Netease Youdao Computer System Co., Ltd.

Party B: Netease Youdao Information Technology (Beijing) Co., Ltd. (网易有道信息技术(北京)有限公司 )

Authorized Representative: /s/ CHOI Onward

/s/ Seal of Netease Youdao Information Technology (Beijing) Co., Ltd.